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                                                                   Exhibit 99(c)

POSCO HULS CO., LTD.

Statements of Operations

Years ended December 31, 1998, 1997 and 1996

(in thousands of U.S. dollars, except per share data)


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                                                                                  1998           1997           1996
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
Sales (note 10)                                                           $         120,980        215,938        275,096

Cost of goods sold (note 10)                                                        122,267        169,388        176,833
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Gross profit (loss)                                                                  (1,287)        46,550         98,263

Selling, general and administrative expenses                                          8,713         10,143         10,719
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Operating income (loss)                                                             (10,000)        36,407         87,544
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Other income (deductions):
    Interest income                                                                   5,687          5,634          4,910
    Interest expense                                                                (17,362)       (16,894)       (18,213)
    Foreign currency translation
       and exchange gain (loss), net                                                  2,845          5,887         (9,230)
    Amortization of deferred foreign
       currency translation loss                                                     (6,247)       (15,139)             -
    Loss of inventory valuation                                                      (7,299)        (3,953)             -
    Other, net                                                                          387         (4,640)        (2,215)
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                                                                                    (21,989)       (29,105)       (24,748)
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Earnings (loss) before income taxes                                                 (31,989)         7,302         62,796

Income taxes (note 15)                                                                    -          1,332          5,771
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Net earnings (loss)                                                       $         (31,989)         5,970         57,025
==========================================================================================================================

Earnings (loss) per share of common
    stock in U.S. dollars (note 17)                                       $           (1.86)          0.35           3.32
==========================================================================================================================

See accompanying notes to financial statements.